Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan of Frontier Group Holdings, Inc. of our reports dated February 18, 2026 with respect to the consolidated financial statements of Frontier Group Holdings, Inc. and the effectiveness of internal control over financial reporting of Frontier Group Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
February 18, 2026